                                                                   EXHIBIT 10.06

                             Heidrick & Struggles
                        Consultants in Executive Search

Richard D. Nelson
Partner                        February 26, 1999
Chief Administrative Officer
Counsel


Mr. Patrick S. Pittard
6390 River Chase Circle
Atlanta, Georgia  30328

Dear Pat:

The purpose of this letter is to amend and restate in its entirety your September 18, 1997, employment agreement with Heidrick & Struggles, Inc., as follows:

1. Your monthly base salary is $58,333.34 (which is $700,000.00 annually). Currently, salaries are reviewed annually in December, so that your next annual salary review will be in December 1999.

2. You will continue to be eligible for a discretionary bonus. During your tenure as CEO, your bonus range will be 50% to 200% of your base compensation. You understand that all bonuses are discretionary and not earned until declared by the Board of Directors. Currently, all bonuses are paid in December, and all bonuses are payable only if you are in the employ on the bonus payment date(s).

     You will continue to be eligible to participate in the company's car program, and if the current program is discontinued or benefits reduced, an appropriate CEO car program will be established for you during your tenure as CEO. An appropriate expense and travel policy will be developed for you, and will be periodically reviewed by the Compensation Committee. You will also continue to be reimbursed for club dues.

3. If our planned IPO is completed, we will discuss with you the subject of establishing an appropriate stock option program for the senior management team, including the CEO. This program will be subject to approval by our Board of Directors.

4. You may, at your option, have a paid leave of absence of up to 12 months following the end of your current term as CEO, provided that the firm is doing well and there is no pressing business reason to postpone or shorten this leave of absence. You will receive during your leave of absence your then current monthly base salary for each month of your leave.

Mr. Patrick S. Pittard
February 26, 1999
Page Two


     If you do not return to the firm following your leave of absence, you have agreed to immediately repay to the firm one-half of the monthly base compensation payments that you received during your leave of absence, which will be subtracted from the appropriate severance package(s) mentioned below, if applicable. In addition, if you should leave the firm (other than due to death, disability, or termination by the company for any reason) during the 24 month period following your leave of absence you will, on your effective date of termination repay to the firm an amount equal to the total of one-half of all of the monthly base compensation payments you received during your leave of absence multiplied by a fraction the denominator of which is 24 and the numerator of which is the number of full or fractional calendar months remaining between the effective date of your leaving the firm and the end of the 24 month period following the end of your leave of absence.

5. During your leave of absence it is the firm's expectation and desire that you will continue to maintain your business development related activities so that when you return to the firm to continue your executive search practice your business contacts and relationships will have been retained. The firm will reimburse you (upon receipt of the customary expense report) for your reasonable business development related expenses consistent with your past activities, and will also continue to reimburse you during this period for any company car and clubs that were paid by the company prior to your leave of absence.

6. For the 24 month period following your return to the firm from your leave of absence, your total compensation (base and bonus) shall be guaranteed to be not less than $1,000,000.00 for the first 12 months and $750,000.00 for the second 12 months, and thereafter your base salary shall not be less than $562,500.00 per year during your employment with the company.

7. If, during your tenure with the firm as President-CEO, the firm decides to terminate your employment for any reason other than Cause, you will be given at least 30 months' notice of termination or 30 months' "cash compensation" in lieu of notice. "Cash compensation" shall mean the average of the total cash base and bonus compensation paid to you for the three fiscal years prior to the fiscal year of termination for services rendered in those three years. In addition, all stock options and other equity instruments shall immediately vest and become exercisable for a period equal to the greater of one year after termination or the period permitted by the applicable plan, and, to the extent permitted by our contracts, your group health, etc. benefits shall be continued for 30 months (two and one-half years) unless you are employed, or if such benefits cannot be continued by our plans, we will reimburse you for obtaining similar coverage.

Mr. Patrick S. Pittard
February 26, 1999
Page Three


     "Cause" for purposes of this Section 7 shall mean conviction of a felony (or a guilty or nolo contendere plea in connection therewith), fraud, embezzlement, willful failure or refusal to perform duties, breach of contract, or malfeasance.

8. If your employment with the company is "constructively terminated" or "adversely changed" (i.e. your job position/duties are materially, negatively changed, or required to relocate, and you do not accept the changes or another assignment within the firm, if offered to you), then you would receive the same payments and benefits referred to in Section 7 above, except that you will receive 24 months' notice of termination or 24 months' "cash compensation" in lieu of notice (instead of 30 months).

9. You will continue to be eligible to participate in our fringe benefit programs in accordance with the programs' terms.

10. Our fringe benefit programs, bonus programs, and policies are reviewed from time to time by the company's management. Therefore, our programs and policies may be modified, amended, or terminated at any time.

11. You will continue to be an "employee at will," provided however that if, during your term as CEO of our firm, your employment with the firm is terminated by the firm for any reason other than Cause as defined in
     Section 7 above or as provided in Section 8 above, you will receive the notice of termination or cash compensation in lieu of notice in accordance with Section 7 or 8 above, as appropriate.

12. The agreement you signed with the company relating to trade secrets, confidential information, clients, etc., remains in full force and effect.

13. The Board of Directors has approved this agreement and has authorized the Chief Financial Officer and the Chief Administrative Officer, or their designees, to execute this agreement and to carry out the administrative details of the above.

14. This letter of agreement, which contains our understanding, can be amended only in a writing that is signed by you and the Chief Administrative Officer of the company.

Mr. Patrick S. Pittard
February 26, 1999
Page Four


To acknowledge your approval, please sign and return to me one copy of this letter.

                                    Very truly yours,


                                    /s/ Richard D. Nelson
                                    -------------------------
                                    Richard D. Nelson

RDN:ec



ACCEPTED:


/s/ Patrick S. Pittard                            March 18, 1999
---------------------------                       ---------------------------
Patrick S. Pittard                                Date